We certify this to be a true copy
of the original document
Gardner Leader
Gardner Leader
Solicitors, Newbury, Berks.
Date 16/1/2012

CERTIFICATE OF INCORPORATION
OF A
PRIVATE LIMITED COMPANY

Company Number. 7908306

The Registrar of Companies for England and Wales, hereby certifies that

ENDEAVOUR PRINCIPLE CAPITAL LIMITED

is this day incorporated under the Companies Act 2006 as a private company, that the company is limited by shares, and the situation of its registered office is in England and Wales.

Given at Companies House, Cardiff, on 13th January 2012.

REGISTRAR OF COMPANIES FOR ENGLAND AND WALES

THE OFFICIAL SEAL OF THE
REGISTRAR OF COMPANIES

Companies House

for the record

The above information was communicated by electronic means and authenticated by the Registrar of Companies under section 1115 of the Companies Act 2006